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                                                                 EXHIBIT 99.1

ON HAWAIIAN AIRLINES LETTERHEAD

FOR RELEASE                                            Contact:  Keoni Wagner
Thursday, February 27, 1997                            (808) 838-6778


             HAWAIIAN AIRLINES ANNOUNCES NAMING OF PAUL J. CASEY
                          AS NEW PRESIDENT AND CEO

HONOLULU -- Hawaiian Airlines, Inc. (ASE and PSE: HA) Chairman John W. Adams today announced the resignation of Hawaiian Airlines President and Chief Executive Officer Bruce R. Nobles and the appointment of Paul J. Casey, current president and chief executive officer of the Hawaii Visitors and Convention Bureau and a career airline executive based in Hawaii, to succeed him.

Casey brings to Hawaiian a career-long focus on Asia/Pacific air travel sharpened through his extensive experience with Continental Airlines and the former Pan American World Airways. "Paul Casey's knowledge of the key Hawaii, Pacific and Asia markets, together with his understanding of the challenges facing large airlines today, make him the ideal person to lead Hawaiian into the future," Adams said.

From 1985 to 1994, Casey served in several executive positions at Continental, including vice president-International Division; vice president-Pacific/Asia; and chairman, president and CEO of Continental Air Micronesia. Prior to joining Continental, he served from 1977 to 1984 in management positions throughout the Pacific for Pan Am. Highlights of Casey's career include the expansion of Continental's presence in the Australia and Japan markets, and adding Continental routes to Korea, Taiwan and the Philippines. He also was instrumental in guiding Continental's increased presence in the U.S. West Coast-Hawaii market.

"Paul's arrival represents the beginning of a new era of opportunity for Hawaiian, as we continue to grow and position the airline as the flagship carrier to one of the world's most popular travel destinations," Adams said.
"Of course, this opportunity would not exist without the tremendous contributions of Bruce Nobles, who engineered our emergence from bankruptcy and guided the airline to renewed profitability. The board is grateful to Bruce for his many accomplishments at Hawaiian and we wish him continued success in his next challenge."

"With Hawaiian back on solid financial footing, I am satisfied that we have accomplished all we set out to do when I joined the company in 1993," Nobles said. "After an extensive search, John Adams and I believe that Paul Casey is the right individual to lead this company into the next century. Paul is a respected airline professional and a dynamic leader who will bring added vitality to our vision for




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Hawaiian as Hawaii's flagship airline.  I am confident putting Hawaiian
Airlines in the capable hands of Paul Casey."

Casey said, "Thanks to the efforts of Bruce Nobles and all the employees of Hawaiian Airlines, the company's prospects have never been brighter. I am truly excited to be joining the company at such a dynamic point in its proud, 67-year history. Our mission will be to continue to build on Hawaiian's positioning as our region's carrier of choice, and to be a leader in Hawaii's efforts to anticipate and meet the challenges that affect travel to our state."

Nobles joined Hawaiian as president and chief executive officer on June 10, 1993. He led the company through a successful year-long Chapter 11 reorganization in 1993 and 1994, and he restored the airline's profitability by restructuring the airline's fleet, route structure and labor agreements. More recently, he directed a series of equity investments and offerings that generated nearly $60 million in new capital for the company.

Under Noble's direction, Hawaiian has been among the more active airlines in building strategic marketing relationships with other carriers. The company now participates in cooperative marketing programs with American Airlines, Northwest Airlines, Reno Air, American Eagle/Wings West and Hawaii commuter carrier Mahalo Air.

Hawaiian Airlines, founded as Inter-Island Airways, introduced the first scheduled air transportation in Hawaii on November 11, 1929. Now the nation's 12th largest airline, it provides scheduled and chartered air transportation of passengers, cargo and mail among the islands of Hawaii and between Hawaii and five U.S. West Coast gateway cities and two destinations in the South Pacific. Additional information on Hawaiian, including previously issued company news releases, is available on the Internet via the airline's Web site at HTTP://WWW.HAWAIIANAIR.COM.

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